Exhibit 3
VOTING AGREEMENT
     This Voting Agreement (the “Agreement”) is made and entered into as of April 12, 2009, by and between HAC Holding, Inc., a Delaware corporation (“Newco”) and the undersigned shareholder (“Holder”) of Entrust, Inc., a Maryland corporation (the “Company”).
RECITALS
     Pursuant to an Agreement and Plan of Merger, dated as of April 12, 2009 (the “Merger Agreement”) by and among Newco, HAC Acquisition Corporation, a Maryland corporation and wholly-owned subsidiary of Newco (“Merger Sub”), and the Company, Merger Sub is merging with and into the Company (the “Merger”) and the Company, as the surviving corporation of the Merger, will thereby become a wholly-owned subsidiary of Newco. Concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to Newco and Merger Sub to enter into the Merger Agreement, Newco has required that Holder enter into this Agreement. The Holder is the record and beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of the outstanding Common Stock, par value $0.01 per share, of the Company as is indicated beneath Holder’s signature on the last page of this Agreement (the “Shares”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.
AGREEMENT
     The parties agree as follows:
     1. Agreement to Retain Shares.
          (a) Transfer. (1) Except as contemplated by the Merger Agreement, and except as provided in Section 1(b) below, during the period beginning on the date hereof and ending on the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the Expiration Date (as defined below), Holder agrees not to, directly or indirectly, sell, transfer, exchange or otherwise dispose of (including by merger, consolidation or other similar transaction) the Shares or any New Shares (as defined below), (2) Holder agrees not to, directly or indirectly, grant any proxies or powers of attorney, deposit any of such Holder’s Shares into a voting trust or enter into a voting agreement with respect to any of such Holder’s Shares, or enter into any agreement or arrangement providing for any of the actions described in this clause (2), and (3) Holder agrees not to, directly or indirectly, take any action that would prevent or disable Holder from performing Holder’s obligations under this Agreement at any time prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Date. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the date of termination of the Merger Agreement in accordance with the terms and provisions thereof and (ii) the date on which the Company’s Board of Directors withdraws or modifies in a manner adverse to Newco or Merger Sub its approval or recommendation of the Merger or the transactions contemplated thereby.

          (b) Permitted Transfers. Section 1(a) shall not prohibit a transfer of Shares or New Shares by Holder (i) to any family member, trust for the benefit of any family member or charitable organization to which contributions are deductible for federal income tax, estate, or gift purposes so long as the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent memorializing such agreement and (ii) upon the vesting of restricted stock awards of Company Common Stock but only to the extent of such Holder’s income or other tax liability with respect to such vested restricted stock awards.
          (c) New Shares. Holder agrees that any shares of the Company Common Stock that Holder purchases or with respect to which Holder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Date (“New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.
          (d) Stop Transfer. From and after the date of this Agreement through the term of this Agreement, Holder agrees not to request the Company to register or otherwise recognize the transfer (book-entry or otherwise) of any Shares or any certificate or uncertificated interest representing any of Holder’s Shares, except as permitted by, and in accordance with, Section 1(b).
     2. Agreement to Vote Shares.
          (a) Until the earlier to occur of the Effective Time and the Expiration Date, at every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, Holder shall appear at such meeting (in person or by proxy) and shall vote or consent the Shares and any New Shares (i) in favor of adoption of the Merger Agreement and the approval of the transactions contemplated thereby and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between the Company and any person or entity other than Newco, or any other action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of Holder under this Agreement or which is designed to delay, prevent or frustrate the Merger. This Agreement is intended to bind Holder as a shareholder of the Company only with respect to the specific matters set forth herein. Except as set forth in clauses (i) and (ii) of this Section 2, Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the shareholders of the Company. Prior to the termination of this Agreement, Holder covenants and agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Agreement.
          (b) Holder further agrees that, until the termination of this Agreement, Holder will not, and will not permit any entity under Holder’s control to, (A) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (B) initiate a shareholders’ vote with respect to an Opposing Proposal or (C) become a member of a “group” (as such term is used in

Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For the purposes of this Agreement, an “Opposing Proposal” means any action or proposal described in clause (ii) of Section 2(a) above.
          (c) Subject to the provisions set forth in Section 5 hereof and as security for Holder’s obligations under Section 2(a), Holder hereby irrevocably constitutes and appoints Newco and its or his designees as his attorney and proxy in accordance with the MGCL, with full power of substitution and resubstitution, to cause the Shares to be counted as present at the Company Shareholder Meeting, to vote his Shares at the Company Shareholder Meeting, however called, and to execute consents in respect of his Shares as and to the extent provided in Section 2(a). SUBJECT TO THE PROVISIONS SET FORTH IN SECTION 5 HEREOF, THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Upon the execution of this Agreement, Holder hereby revokes any and all prior proxies or powers of attorney given by Holder with respect to voting of the Shares on the matters referred to in Section 2(a) and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares on the matters referred to in Section 2(a) until after the Expiration Date. Holder understands and acknowledges that Newco is entering into the Merger Agreement in reliance upon the Holder’s execution and delivery of this Agreement and Holder’s granting of the proxy contained in this Section 2(c). Holder hereby affirms that the proxy granted in this Section 2(c) is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of Holder under this Agreement. Newco acknowledges and agrees that Holder may vote the Shares on all other matters not referred to in Section 2(a), and the attorneys and proxies named above may not exercise the proxy with respect to such other matters.
     3. Representations, Warranties and Covenants of Holder. Holder hereby represents, warrants and covenants to Newco that Holder (i) is the record and beneficial owner of the Shares, which, at the date of this Agreement and at all times up until the earlier to occur of (A) the Effective Time and (B) the Expiration Date, and will be free and clear of any liens, options, charges or other encumbrances, and (ii) does not own of record or beneficially any shares of capital stock of the Company other than the Shares (excluding shares as to which Holder currently disclaims beneficial ownership in accordance with applicable law). Holder has the legal capacity, power and authority to enter into and perform all of Holder’s obligations under this Agreement (including under the proxy granted in Section 2(c) above). This Agreement (including the proxy granted in Section 2(c) above) has been duly and validly executed and delivered by Holder and constitutes a valid and binding agreement of Holder, enforceable against Holder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
     4. Additional Documents. Holder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary to carry out the purpose and intent of this Agreement.
     5. Termination. This Agreement and the proxy delivered in connection herewith shall terminate and shall have no further force and effect as of the earlier to occur of (i) the Expiration Date and (ii) the day following the date of the Company Shareholder Meeting, including any adjournment or postponement thereof, without any notice or action by any Holder or any other person.
     6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (i) Holder makes no agreement or understanding herein in any capacity other than in Holder’s capacity as a record holder and beneficial owner of the Shares, (ii) nothing in this Agreement shall be construed to limit or affect any action or inaction by Holder acting in his capacity as a director or fiduciary of the Company, and (iii) Holder shall have no liability to Newco, Merger Sub or any of their Affiliates under this Agreement as a result of any action or inaction by Holder acting in his capacity as a director or fiduciary of the Company.
     7. Miscellaneous.
          (a) Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 7(a) shall be binding upon the parties and their respective successors and assigns.
          (b) Governing Law; Venue.
               (i) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
               (ii) Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 7 or in such other manner as may be permitted by applicable law, and nothing in this Section 7 shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the State courts located within the State of Delaware (or, only if a State court located in the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement, or for recognition and enforcement of any judgment in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement shall be brought, tried and determined only in the state courts of the State of Delaware (or, only if the Delaware Court of Chancery state courts of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (f) agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

          (c) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
          (d) Titles and Subtitles. The titles and subtitles set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
          (e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.
          (f) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
          (g) Specific Performance. Each of the parties hereto hereby agrees that irreparable damage would occur in the event that any provision of this Agreement were not performed by Holder in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Holder of any of its respective covenants or obligations set forth in this Agreement, Newco and Merger Sub shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Holder under this Agreement
[SIGNATURE PAGE FOLLOWS]

     The parties have caused this Voting Agreement to be duly executed on the date first above written.

HAC HOLDING, INC.

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Secretary

Address: HAC Holding, Inc. c/o Thoma Bravo, LLC 600 Montgomery Street, 32nd Floor San Francisco, CA 94111

Attention: Scott Crabill and Seth Boro Facsimile No.: (415) 392-6480
Signature Page to Voting Agreement

“HOLDER”

Arcadia Opportunity Master Fund, Ltd.

/s/ James H. Dennedy

Print Name: James H. Dennedy, Chief Investment Officer

Holder’s Address for Notice: Arcadia Capital Advisors, LLC 175 Great Neck Road, Suite 406 Great Neck, NY 11021

Attention: James H. Dennedy Facsimile No.: 516-466-7709
SHARE OWNERSHIP ATTACHED
Signature Page to Voting Agreement

Arcadia Opportunity Master Fund, Ltd.

Shares owned of record:		Beneficially owned shares:
Class of Shares	Number	Class of Shares	Number
Common Stock	563,621	Common Stock	563,621